Corpay to Acquire Alpha Group, a B2B Cross Border FX Company

Accelerates entry into a new customer segment – investment funds

Transaction expected to be accretive to 2026 EPS

Company reiterates Q2 2025 guidance

Company will host an investor call at 9:00am EST today to discuss the transaction

ATLANTA – July 23, 2025 –– Corpay, Inc. (NYSE: CPAY), the corporate payments company, today announced it has reached agreement on the terms of a recommended cash acquisition of Alpha Group International plc (LSE: ALPH) (“Alpha”). The acquisition values Alpha at an enterprise valuation of approximately $2.2 billion (£1.6 billion).

Alpha is a leading provider of B2B cross border FX solutions to corporations and investment funds in the UK and Europe. Alpha pioneered alternative bank accounts as a simpler, faster way for investment managers to fund their investments and pay expenses anywhere in Europe. Today, Alpha holds approximately $3 billion of deposits in over 7,000 client accounts.

“We couldn’t be happier to acquire Alpha. This transaction meaningfully expands our relationships with investment managers and results in four Cross Border customer segments: corporates, financial institutions, investment funds and digital currency providers” said Ron Clarke, Chairman and CEO of Corpay.

“We’re acquiring Alpha for three reasons. First, it’s a large, highly complementary, fast-growing corporate payments asset with good prospects. Second, Alpha is a leading provider of alternative bank accounts to European-based investment managers. There is significant runway to expand those investment manager relationships into the US and Asia with our help. The banking account product and Alpha’s technology extend our Cross Border solution set and further diversify our revenue streams. And third, we expect the acquisition to be meaningfully EPS accretive in 2026.”

“We’re delighted to consummate this transaction with Corpay,“ said Clive Kahn, CEO of Alpha Group. “Corpay’s position as the leading non-bank provider of B2B cross border solutions is the perfect home for our people and will broaden their career prospects over time. Additionally, Corpay’s global footprint, licenses, bank relationships, technology, and balance sheet will accelerate our growth momentum, particularly in our institutional investor business.”

Transaction Details
Under the terms of the offer, Alpha shareholders would receive £42.50 per share, representing a 55% premium to Alpha’s undisturbed closing share price on May 1, 2025. The terms of the acquisition value the entire issued and to-be-issued ordinary share capital of Alpha at approximately $2.4 billion (£1.8 billion). The acquisition is to be affected by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006.
The Board of Alpha intends unanimously and unconditionally to recommend that Alpha shareholders vote in favor of the scheme at the court and general meetings. Morgan Tillbrook, Alpha founder and former CEO and a significant shareholder, has signed an irrevocable undertaking in support of the transaction as well.

The transaction is expected to close in the fourth quarter of 2025, subject to shareholder and regulatory approval and standard closing conditions. We expect to fund the acquisition through a combination of cash, debt, bank capital optimization and non-core divestitures.

Advisors

Oppenheimer Europe Limited acted as financial advisor to Corpay, and Jones Day acted as legal counsel to Corpay.

Guidance

As part of the transaction announcement, Corpay is reaffirming Q2 2025 guidance. Any additional information regarding the Company’s Q2 2025 performance and 2025 outlook will be shared during the Company’s upcoming earnings call on August 6th.

Conference Call:

The Company will host a conference call to discuss the Alpha Group transaction today at 9:00 am ET. Hosting the call will be Ron Clarke, chief executive officer, Peter Walker, chief financial officer, Mark Frey, Group President Cross Border and Jim Eglseder, investor relations. The conference call will be webcast live from the Company's investor relations website at http://investor.corpay.com. The conference call can also be accessed live over the phone by dialing (800) 445-7795 or (785) 424-1699; the Conference title is “CORPAY”. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the replay access ID is 11159704. The replay will be available through Wednesday, July 30, 2025. Prior to the conference call, the Company will post supplemental deal information that will be discussed during the call and live webcast.

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About Corpay
Corpay (NYSE: CPAY), the Corporate Payments Company, is a global S&P 500 provider of commercial cards (e.g. business cards, fleet cards, virtual cards) and AP automation solutions (e.g., invoice and payments automation, cross border payments) to businesses worldwide. We help businesses buy things and pay for things. Our solutions “keep business moving” and result in our customers better controlling purchases, mitigating fraud, and ultimately spending less. To learn more visit www.corpay.com.

Corpay Investor Relations Jim Eglseder Jim.Eglseder@corpay.com 770-417-4697 Corpay Corporate Media Relations Chad Corley Chad.Corley@corpay.com 770-729-5021